Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

June 30, 2009

by and between

NB&T FINANCIAL GROUP, INC.

and

COMMUNITY NATIONAL CORPORATION

i

6.16	Correction of Information	44
6.17	Confidentiality	45
6.18	Supplemental Assurances	45
6.19	Regulatory Matters	45
6.20	Indemnification	45
6.21	Affiliates Compliance with the Securities Act	46
6.22	Exchange Listing	46
6.23	Environmental Assessments	46

ARTICLE VII – CONDITIONS TO CONSUMMATION OF THE MERGER		47
7.01	Conditions to Each Party’s Obligation to Effect the Merger	47
7.02	Conditions to Obligation of CNC	48
7.03	Conditions to Obligation of NB&T	48

ARTICLE VIII – TERMINATION		50
8.01	Termination	50
8.02	Effect of Termination and Abandonment, Enforcement of Agreement	50

ARTICLE IX – MISCELLANEOUS		51
9.01	Survival	51
9.02	Waiver; Amendment	51
9.03	Counterparts	51
9.04	Governing Law	51
9.05	Expenses	51
9.06	Notices	51
9.07	Entire Understanding; No Third Party Beneficiaries	52
9.08	Interpretation; Effect	52
9.09	Waiver of Jury Trial	52

EXHIBIT A      Form of Voting Agreement

ii

AGREEMENT AND PLAN OF MERGER, dated as of June 30, 2009 (hereinafter referred to as this “Agreement”), by and between NB&T Financial Group, Inc., an Ohio corporation (hereinafter referred to as “NB&T”), and Community National Corporation, an Ohio corporation (hereinafter referred to as “CNC”);

WITNESSETH

WHEREAS, NB&T is a registered bank holding company and owns all of the outstanding shares of The National Bank and Trust Company, a national bank (hereinafter referred to as “NB&T Bank”);

WHEREAS, CNC is a registered bank holding company and owns all of the outstanding shares of Community National Bank, a national bank (hereinafter referred to as “CNC Bank”);

WHEREAS, the Boards of Directors of NB&T and CNC believe that the merger of CNC with and into NB&T, followed by the merger of CNC Bank with and into NB&T Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of NB&T and CNC; and

WHEREAS, the Boards of Directors of NB&T and CNC have each unanimously approved this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, NB&T and CNC, intending to be legally bound, hereby agree as follows:

ARTICLE I

Certain Definitions

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Accumulated Other Comprehensive Income” means income reported on the CNC Consolidated Balance Sheet within Stockholders’ Equity according to Statement of Financial Accounting Standards No. 130 “Reporting Comprehensive Income.”

“Acquisition Proposal” has the meaning set forth in Section 6.06(a).

“Adjusted Per Share Cash Consideration” has the meaning set forth in Section 3.01(c).

“Adjusted Per Share Stock Consideration” has the meaning set forth in Section 3.01(c).

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Cash Consideration” has the meaning set forth in Section 3.01(b)(i).

“Aggregate Stock Consideration” has the meaning set forth in Section 3.01(b)(ii).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Agreement to Merge” has the meaning set forth in Section 2.02.

“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Cash Election Shares” has the meaning set forth in Section 3.03(b).

“Closing Consolidated Book Value” has the meaning set forth in Section 3.01(c).

“CNC” has the meaning set forth in the preamble to this Agreement.

“CNC 401(k) Plan” has the meaning set forth in Section 6.10(c).

“CNC Articles” means the Articles of Incorporation of CNC, as amended.

“CNC Bank” has the meaning set forth in the preamble to this Agreement.

“CNC Board” means the Board of Directors of CNC.

“CNC Code” means the Code of Regulations of CNC, as amended.

“CNC Common Shares” means the shares of common stock, without par value, of CNC.

“CNC’s Financial Statements” has the meaning set forth in Section 5.03(g)(i).

“CNC Group” has the meaning set forth in Section 5.03(q)(vii).

“CNC Meeting” has the meaning set forth in Section 6.02.

“CNC Shareholder Adoption” has the meaning set forth in Section 5.03(d).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Consultants” has the meaning set forth in Section 5.03(m)(i).

“D&O Policy” has the meaning set forth in Section 6.20(b).

“Determination Letter” has the meaning set forth in Section 6.10(c).

“Directors” has the meaning set forth in Section 5.03(m)(i).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” means any CNC Common Shares held by a holder who properly demands and perfects dissenters’ rights with respect to such shares in accordance with applicable provisions of the OGCL.

“Effective Date” means the date on which the Effective Time occurs.

“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.04.

“Election Deadline” has the meaning set forth in Section 3.03(c).

“Election Form” has the meaning set forth in Section 3.03(b).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Exchange Fund” has the meaning set forth in Section 3.03(f).

“FDIA” means the Federal Deposit Insurance Act.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).

“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“Information” has the meaning set forth in Section 6.17.

“IRS” has the meaning set forth in Section 5.03(m)(ii).

“Knowledge” means, with respect to NB&T, the Knowledge of any officer of NB&T with the title of Chairman, Chief Executive Officer, President or Chief Financial Officer, and, with respect to CNC, the Knowledge of any officer of CNC with the title of Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Credit Officer or Senior Loan Officer. An officer of NB&T or CNC shall be deemed to have “knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Mandatory Cash Shares” has the meaning set forth in Section 3.01(a).

“Material Adverse Effect” means, with respect to NB&T or CNC, as the context may require, any effect that (i) is or is reasonably likely to be material and adverse to the financial position, results of operations or business of NB&T and its Subsidiaries, taken as a whole, or CNC and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either NB&T or CNC to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates; (b) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein; or (c) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof.

“Material Contracts” has the meaning set forth in Section 5.03(k)(ii).

“Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.02.

“NASDAQ” means The NASDAQ Stock Market, LLC.

“NB&T” has the meaning set forth in the preamble to this Agreement.

“NB&T Articles” means the Articles of Incorporation of NB&T, as amended.

“NB&T Bank” has the meaning set forth in the recitals to this Agreement.

“NB&T Board” means the Board of Directors of NB&T.

“NB&T Code” means the Code of Regulations of NB&T, as amended.

“NB&T Common Shares” means the common shares, no par value, of NB&T.

“NB&T SEC Documents” has the meaning set forth in Section 5.04(f).

“Net Insurance Payment” has the meaning set forth in Section 3.01(d).

“No Election Shares” has the meaning set forth in Section 3.03(b).

“OCC” means the Office of the Comptroller of the Currency.

“OGCL” means the Ohio General Corporation Law.

“Old Certificate” has the meaning set forth in Section 3.03(b).

“OSS” means the Office of the Secretary of State of the State of Ohio.

“Parent Merger” has the meaning set forth in Section 2.01(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Share Cash Consideration” has the meaning set forth in Section 3.01(a)(ii).

“Per Share Insurance Payment” has the meaning set forth in Section 3.01(d).

“Per Share Stock Consideration” has the meaning set forth in Section 3.01(a)(i).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule.

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).

“Reallocated Cash Shares” has the meaning set forth in Section 3.03(d)(i)(2).

“Reallocated Stock Shares” has the meaning set forth in Section 3.03(d)(ii)(2).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Authorities” has the meaning set forth in Section 5.03(i)(i).

“Regulatory Orders” has the meaning set forth in Section 5.03(i)(i).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Resulting Bank” has the meaning set forth in Section 2.02.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

“Rule 145 Affiliates” has the meaning set forth in Section 6.21.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Stock Election Shares” has the meaning set forth in Section 3.03(b).

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Takeover Laws” has the meaning set forth in Section 5.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.

“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.

“Treasury Shares” means CNC Common Shares held by CNC or any of its Subsidiaries or by NB&T or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Voting Agreement” means the Voting Agreement in the form attached hereto as Exhibit A entered into as of the date hereof by and among NB&T and certain shareholders of CNC.

ARTICLE II

The Merger

2.01 The Parent Merger.

(a) The Parent Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, CNC shall merge with and into NB&T (the “Parent Merger”), NB&T shall survive the Parent Merger and continue to exist as an Ohio corporation (NB&T, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of CNC shall cease. At the Effective Time:

(i) The NB&T Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;

(ii) The NB&T Code, as in effect immediately prior to the Effective Time, shall be the code of regulations of the Surviving Corporation until amended in accordance with the OGCL; and

(iii) Each individual serving as a director of NB&T immediately prior to the Effective Time shall become a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the NB&T Articles and the NB&T Code or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the NB&T Articles or NB&T Code or as otherwise provided by the OGCL.

(b) Option to Change Method of Merger. NB&T may at any time prior to the Effective Time change the method of effecting the Parent Merger and/or the Subsidiary Merger (including, without limitation, the provisions of this Article II), if and to the extent NB&T deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i) Alter or change the amount or kind of consideration to which the holders of CNC Common Shares are entitled in accordance with the terms and subject to the conditions of this Agreement;

(ii) Adversely affect the Tax consequences to the CNC shareholders as a result of receiving the consideration in the Merger as set forth in Article III; or

(iii) Materially impede or delay consummation of the transactions contemplated by this Agreement.

Subject to the foregoing, CNC, if requested by NB&T, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02 The Subsidiary Merger. At the time specified by NB&T Bank in its certificate of merger filed with the OCC (which shall not be earlier than the Effective Time), CNC Bank shall merge with and into NB&T Bank (the “Subsidiary Merger”) pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by CNC Bank and NB&T Bank and filed with the OCC. Upon the consummation of the Subsidiary Merger, the separate corporate existence of CNC Bank shall cease and NB&T Bank shall survive the Subsidiary Merger and continue to exist as a national bank (NB&T Bank, as the resulting bank in the Subsidiary Merger, is sometimes referred to herein as the “Resulting Bank”) and the separate corporate existence of CNC Bank shall cease. (The Parent Merger and the Subsidiary Merger shall sometimes collectively be referred to herein as the “Merger”.)

2.03 Effectiveness of Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the latest to occur of the following: (a) the filing of a certificate of merger with the OSS; or (b) such later date and time as may be set forth in such certificate of merger. The Parent Merger shall have the effects prescribed in the OGCL.

2.04 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, NB&T and CNC shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time”.

ARTICLE III

Merger Consideration; Surrender of Certificates

3.01 Merger Consideration.

At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holder thereof :

(a) Conversion of CNC Common Shares. Subject to Sections 3.03 and 3.04, and except as otherwise provided by paragraphs (b), (c), and (d) of this Section 3.01, each CNC Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof, the following:

(i) 0.761 NB&T Common Shares (the “Per Share Stock Consideration”);

(ii) cash in the amount of $11.41(the “Per Share Cash Consideration”); or

(iii) a combination of such NB&T Common Shares and cash.

provided, however, that any CNC Common Shares with respect to which the holder thereof holds of record 1,500 or fewer CNC Common Shares of record as of the Election Deadline (“Mandatory Cash Shares”), shall be converted into the right to receive the Per Share Cash Consideration, and no such Mandatory Cash Shares shall be converted into the right to receive the Per Share Stock Consideration, subject to the Aggregate Cash Consideration limitation set forth in paragraph (b).

(b) Aggregate Consideration.

(i) The “Aggregate Cash Consideration” for purposes of this Agreement shall be an amount equal to the Per Share Cash Consideration multiplied by 50% of the number of CNC Common Shares (excluding any of CNC’s Treasury Shares or CNC Common Shares owned by NB&T) outstanding as of the date hereof.

(ii) The “Aggregate Stock Consideration” for purposes of this Agreement shall be a number of NB&T Common Shares equal to 0.761 NB&T Common Shares multiplied by 50% of the number of CNC Common Shares (excluding any of CNC’s Treasury Shares or CNC Common Shares owned by NB&T) outstanding as of the date hereof.

(iii) If the number of CNC Common Shares issued and outstanding immediately prior to the Effective Time exceeds the number of CNC Common Shares issued and outstanding as of the date hereof, the Aggregate Stock Consideration and the Aggregate Cash Consideration will not be adjusted as a result of such excess, though appropriate adjustments will be made to the Per Share Stock Consideration and the Per Share Cash Consideration (as well as the Adjusted Per Share Cash Consideration and Adjusted Per Share Stock Consideration, in each case as defined below, if applicable).

(c) Adjustment for Change in Book Value. Subject to Section 3.01(b)(iii), in the event that, at the last day of the month immediately preceding the month in which the Effective Date occurs, CNC’s tangible net worth, excluding Accumulated Other Comprehensive Income, excluding the effect of an aggregate amount of up to $300,000 of legal, accounting and investment adviser fees and costs incurred or accrued by CNC or CNC Bank in connection with the Merger and this Agreement between March 31, 2009, and the last day of the month immediately preceding the month in which the Effective Date occurs (including the contingent fee payable to CNC’s investment adviser upon the effectiveness of the Parent Merger), excluding any reserves requested by NB&T in writing in order to conform to NB&T’s policies and practices, and excluding the amount paid by CNC or CNC Bank for the D&O Policy required by Section 6.20(b), all as calculated in accordance with generally accepted accounting principles and in a manner consistent with CNC’s Financial Statements (the “Closing Consolidated Book Value”), is less than $8,000,000, the Per Share Cash Consideration and the Per Share Stock Consideration shall be reduced.

(i) The reduced Per Share Cash Consideration shall equal the product of (a) the quotient of (I) $7,125,000 less the difference between (A) $8,000,000 and (B) the Closing Consolidated Book Value, divided by (II) $7,125,000 (rounded to the nearest fourth decimal place), multiplied by (b) $11.41 (rounded to the nearest cent) (the “Adjusted Per Share Cash Consideration”). For example, assuming the Closing Consolidated Book Value were $7,500,000, the Adjusted Per Share Cash Consideration would be:

$7,125,000 - ($8,000,000 - $7,500,000)
$7,125,000	x $11.41 = $10.61

(ii) The reduced Per Share Stock Consideration shall equal the product of (a) the quotient of (I) 7,125,000 less the difference between (A) 8,000,000 and (B) the Closing Consolidated Book Value, divided by (II) 7,125,000 (rounded to the nearest fourth decimal place), multiplied by (b) 0.761 (rounded to the nearest third decimal place) (the “Adjusted Per Share Stock Consideration”).

Wherever this Agreement refers to the “Per Share Cash Consideration” or the “Per Share Stock Consideration,” such terms shall refer to the Adjusted Per Share Cash Consideration and the Adjusted Per Share Stock Consideration if such an adjustment is required by this Subsection (c).

(d) Adjustment for Insurance Proceeds. In the event that (i) CNC Bank receives after the date of this Agreement and before the Effective Date payment from its Community Bank Bond insurer for claims disclosed in the CNC Disclosure Schedule submitted by CNC Bank prior to the date of this Agreement, and (ii) the Closing Consolidated Book Value, calculated in accordance with Section 3.01(c), adjusted to include, without duplication, the receipt of the insurance payment, net of Taxes (including, without limitation, any income Taxes resulting from the receipt or accrual of such payment) and direct expenses incurred in connection with collection of such payment (the “Net Insurance Payment”), exceeds $8,000,000, then each CNC shareholder as of the Effective Time shall receive a pro rata cash payment in addition to the Per Share Cash Consideration and the Per Share Stock Consideration such shareholder would otherwise receive pursuant to this Agreement. The amount of such additional cash payment per share (the “Per Share Insurance Payment”) shall equal the quotient of (a) the least of (1) $1,300,000, (2) the amount of the Net Insurance Payment or (3) the amount by which the Closing Consolidated Book Value, calculated in accordance with Section 3.01(c) and adjusted to include, without duplication, the receipt of the Net Insurance Payment, exceeds $8,000,000, divided by (b) 624,459 (rounded to the nearest cent). For example, if CNC Bank were to receive $100,000 for its claims and incur Taxes and direct expenses in connection with the collection of such claim in the amount of $50,000, and the Closing Consolidated Book Value, after recording the receipt of such net $50,000 payment, equaled $8,030,000, then the Per Share Insurance Payment would be:

($8,030,000 - $8,000,000) ÷ 624,459 = $.05

As another example, if CNC Bank were to receive $100,000 for its claims, incur $40,000 of Taxes and direct expenses in connection with collection of such payment, and the Closing Consolidated Book Value, after recording the receipt of such net $60,000 payment, equaled $8,200,000, then the Per Share Insurance Payment would be:

$60,000 ÷ 624,459 = $.10

(e) Treasury Shares. All Treasury Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(f) Outstanding NB&T Common Shares. Each NB&T Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

3.02 Rights as Shareholders; Share Transfers. At the Effective Time, holders of CNC Common Shares shall cease to be, and shall have no rights as, shareholders of CNC, other than (a) to receive any dividend or other distribution with respect to such CNC Common Shares with a record date occurring prior to the Effective Time, (b) to receive the consideration provided under this Article III, and (c) appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of CNC or the Surviving Corporation of any CNC Common Shares.

3.03 Election and Exchange and Payment Procedures.

(a) Exchange Agent. NB&T’s transfer agent will act as agent (the “Exchange Agent”) for purposes of conducting the election procedure and the exchange and payment procedures as described in this Section 3.03.

(b) Election Procedure. No later than three business days following the Effective Time, NB&T shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding CNC Common Shares (“Old Certificates”): (i) a notice and letter of transmittal, specifying that delivery shall be effected and risk of loss and title to the Old Certificates shall pass only upon proper delivery of such certificates to the Exchange Agent and advising such holder of the effectiveness of the Parent Merger and the procedure for surrendering to the Exchange Agent the Old Certificates in exchange for the consideration set forth in Section 3.01, and (ii) an election form in such form as NB&T and CNC shall mutually agree (the “Election Form”). Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive NB&T Common Shares with respect to all of such holder’s CNC Common Shares, (ii) to elect to receive cash with respect to all of such holder’s CNC Common Shares, (iii) to elect to receive cash with respect to some of such holder’s CNC Common Shares and to receive NB&T Common Shares with respect to such holder’s remaining CNC Common Shares, or (iv) to indicate that such holder makes no such election with respect to such holder’s CNC Common Shares (“No Election Shares”); provided, however, that each holder of Mandatory Cash Shares shall be permitted to elect only to receive cash with respect to such holder’s Mandatory Cash Shares. Any CNC Common Shares with respect to which the holder has elected to receive cash (including Mandatory Cash Shares) are hereinafter referred to as “Cash Election Shares,” and any CNC Common Shares with respect to which the holder has elected to receive NB&T Common Shares are hereinafter referred to as “Stock Election Shares.” Any CNC Common Shares with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No Election Shares. Any Dissenting Shares shall be deemed to be Cash Election Shares for purposes of the allocation provisions of Subsection (d) below, but in no event shall such shares be classified as Reallocated Stock Shares.

(c) Election Deadline; Revocation or Modification of Election. For purposes of this Agreement, the term “Election Deadline” shall mean 5:00 p.m. Eastern Time/4:00 p.m. Central Time, on the 30th day following, but not including, the date of mailing of the Election Form, or such other date upon which NB&T and CNC shall mutually agree prior to the Effective Time. Any election to receive cash, NB&T Common Shares or a combination of cash and NB&T Common Shares shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any submitted Election Form may be revoked or changed by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent prior to the Election Deadline. The Exchange Agent shall be required to make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

(d) Reallocation of NB&T Common Shares and Cash. The Exchange Agent shall effect the allocation among holders of CNC Common Shares of rights to receive cash, NB&T Common Shares, or a combination of cash and NB&T Common Shares in accordance with the Election Forms as follows:

(i) If (A) the number of Cash Election Shares multiplied by the Per Share Cash Consideration, plus (B) the cash to be paid in lieu of fractional NB&T Common Shares pursuant to Subsection (j) below, is less than the Aggregate Cash Consideration, then:

(1) each of the Cash Election Shares (other than Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration;

(2) the Exchange Agent will designate first among the No Election Shares and then from the Stock Election Shares (by the method described in Subsection (e) below), a sufficient number of such shares to receive the Per Share Cash Consideration (such redesignated shares hereinafter referred to as “Reallocated Cash Shares”) such that the sum of (a) the product of (1) the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares, multiplied by (2) the Per Share Cash Consideration, plus (b) the amount of cash to be paid in lieu of fractional NB&T Common Shares pursuant to Subsection (j) below, equals the Aggregate Cash Consideration, and each of the Reallocated Cash Shares shall be converted into the right to receive the Per Share Cash Consideration; and

(3) each of the No Election Shares and Stock Election Shares that are not Reallocated Cash Shares shall be converted into the right to receive the Per Share Stock Consideration.

(ii) If (A) the number of Cash Election Shares multiplied by the Per Share Cash Consideration, plus (B) the cash to be paid in lieu of fractional NB&T Common Shares pursuant to Subsection (j) below, is greater than the Aggregate Cash Consideration, then:

(1) each of the Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

(2) the Exchange Agent will designate among the Cash Election Shares (other than Dissenting Shares) (by the method described in Subsection (e) below), a sufficient number of such shares to receive the Per Share Stock Consideration (such redesignated shares hereinafter referred to as “Reallocated Stock Shares”) such that the sum of (a) the product of (1) the number of remaining Cash Election Shares and Mandatory Cash Shares) multiplied by (2) the Per Share Cash Consideration, plus (b) the amount of cash to be paid in lieu of fractional NB&T Common Shares pursuant to Subsection (j) below, equals the Aggregate Cash Consideration, and each of the Reallocated Stock Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(3) each of the Cash Election Shares (other than Dissenting Shares) that are not Reallocated Stock Shares shall be converted into the right to receive the Per Share Cash Consideration.

(iii) If (A) the number of Cash Election Shares (including Dissenting Shares) multiplied by the Per Share Cash Consideration, plus (B) the cash to be paid in lieu of fractional NB&T Common Shares pursuant to Subsection (j) below, is equal to the Aggregate Cash Consideration, then subparagraphs (i) and (ii) above shall not apply, all No Election Shares and all Stock Election Shares shall be converted into the right or receive the Per Share Stock Consideration and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration.

(e) Method of Designation.

(i) If the Exchange Agent is required pursuant to Subsection (d) to designate from among all No Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of No Election Shares shall have a pro rata portion (based on such holder’s No Election Shares relative to all No Election Shares) of such holder’s No Election Shares designated as Reallocated Cash Shares.

(ii) If the Exchange Agent is required pursuant to Subsection (d) to designate from among all Stock Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of Stock Election Shares shall have a pro rata portion (based on such holder’s Stock Election Shares relative to all Stock Election Shares) of such holder’s Stock Election Shares designated as Reallocated Cash Shares.

(iii) If the Exchange Agent is required pursuant to Subsection (d) to designate from among all Cash Election Shares the Reallocated Stock Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares (except Mandatory Cash Shares and Dissenting Shares) shall have a pro rata portion (based on such holder’s Cash Election Shares relative to all Cash Election Shares) of such holder’s Cash Election Shares designated as Reallocated Stock Shares. If such designation of Cash Election Shares results in all Cash Election Shares other than Dissenting Shares and Mandatory Cash Shares being designated Reallocated Stock Shares and additional Cash Election Shares must be designated Reallocated Stock Shares, then each holder of Mandatory Cash Shares shall have a pro rata portion (based on such holder’s Mandatory Cash Shares relative to all Mandatory Cash Shares) of such holder’s Mandatory Cash Shares designated as Reallocated Stock Shares.

(f) Exchange Fund. At or prior to the Effective Time, NB&T shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with this Article III, an estimated amount of cash (such cash, together with any dividends or distributions with a record date occurring on or after the Effective Time with respect thereto [without any interest on any such cash, dividends or distributions], being hereinafter referred to as the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding CNC Common Shares. Promptly after the Election Deadline, the Exchange Agent shall distribute NB&T Common Shares and make payment of such cash as provided herein. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the NB&T Common Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of the NB&T Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such NB&T Common Shares for the account of the persons entitled thereto.

(g) Surrender of Certificates. After the completion of the foregoing allocation, each holder of an Old Certificate who surrenders such Old Certificate to the Exchange Agent shall, upon acceptance thereof by the Exchange Agent, shall be entitled to receive in exchange therefor a certificate representing the full number of NB&T Common Shares and/or the amount of cash into which the aggregate number of CNC Common Shares represented by such surrendered Old Certificate shall have been converted pursuant to Section 3.01(a) and the Old Certificate shall thereafter be cancelled. The Exchange Agent shall accept such Old Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each Old Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of NB&T Common Shares or the right to receive the amount of cash into which such CNC Common Shares shall have been converted. After the Effective Time, there shall be no further transfer on the records of CNC of Old Certificates and, if such Old Certificates are presented to CNC for transfer, they shall be canceled against delivery of certificates for NB&T Common Shares and/or cash as provided above. No interest will be paid on any cash to be paid in exchange for CNC Common Shares that any such holder shall be entitled to receive pursuant to this Article III.

(h) Lost Certificates. If there shall be delivered to the Exchange Agent by any person who is unable to produce any Old Certificate for surrender to the Exchange Agent in accordance with this Article III:

(i) Evidence to the reasonable satisfaction of the Surviving Corporation that such Old Certificate has been lost, wrongfully taken, or destroyed;

(ii) A bond in such amount as the Surviving Corporation or the Exchange Agent may reasonably request as indemnity against any claim that may be made against the Surviving Corporation and/or the Exchange Agent with respect to such Old Certificate; and

(iii) Evidence to the reasonable satisfaction of the Surviving Corporation that such person was the owner of the CNC Common Shares represented by each such Old Certificate claimed by him or her to be lost, wrongfully taken or destroyed and that he or she is the person who would be entitled to present such Old Certificate for exchange pursuant to this Agreement;

then the Exchange Agent, in the absence of actual notice to it that any CNC Common Shares represented by any Old Certificate has been acquired by a bona fide purchaser, shall deliver to such person the cash that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed Old Certificate.

(i) Release of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of CNC for six months after the Effective Time shall be paid to NB&T. Any shareholders of CNC who have not theretofore complied with this Article III shall thereafter look only to NB&T for payment of the Merger consideration. Notwithstanding the foregoing, neither the Exchange Agent nor NB&T shall be liable to any former holder of CNC Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(j) No Fractional NB&T Common Shares.

(i) No certificates or scrip representing fractional NB&T Common Shares shall be issued upon the surrender for exchange of Old Certificates, and such fractional NB&T Common Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.

(ii) Each holder of CNC Common Shares who would otherwise be entitled to receive a fractional NB&T Common Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by multiplying (a) the fractional NB&T Common Share interest to which such holder (after taking into account all CNC Common Shares held at the Effective time by such holder) would otherwise be entitled by (b) the Per Share Cash Consideration.

(k) No Liability. None of NB&T, CNC, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of CNC Common Shares for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional NB&T Common Share interest, the Per Share Insurance Payment or any dividends or distributions with respect to NB&T Common Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.

(l) Withholding Rights. NB&T or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Old Certificates such amounts as NB&T or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by NB&T or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Old Certificates.

(m) Waiver. The Surviving Corporation may from time to time, in the case of one or more persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

(n) Anti-Dilution Provisions. The Per Share Stock Consideration shall be adjusted fully to reflect any occurrence, subsequent to the date of this Agreement but prior to the Effective Time, pursuant to which the outstanding NB&T Common Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in NB&T’s capitalization. Such an adjustment shall not be required due to NB&T’s repurchase of shares in connection with NB&T’s employee stock ownership plan. Nothing contained herein shall be deemed to permit any action which may be proscribed by this Agreement.

(o) Dividends and Distributions. No dividends or other distributions with respect to NB&T Common Shares with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing CNC Common Shares converted in the Parent Merger into the right to receive shares of such NB&T Common Shares until the holder thereof shall be entitled to receive NB&T Common Share certificates in Exchange therefor in accordance with the procedures set forth in this Section 3.03. After becoming so entitled in accordance with this Section 3.03(o), the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable after the Effective Time with respect to NB&T Common Shares such holder had the right to receive upon surrender of the Old Certificates.

3.04 Dissenting Shares. Anything contained in this Agreement or elsewhere to the contrary notwithstanding, any holder of an outstanding CNC Common Share that seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL shall thereafter have only such rights (and shall have such obligations) as are provided therein, and the Surviving Corporation shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to Section 1701.85 of the OGCL. If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Section 1701.85 of the OGCL, each holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Per Share Cash Consideration, without interest.

3.05 Tax Consequences. For federal income tax purposes, the Parent Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Department regulation sections 1.368-2(g) and 1.368-3(a).

ARTICLE IV

Actions Pending Consummation of Merger

4.01 Forbearances of CNC. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by an applicable Regulatory Order, without the prior written consent of NB&T, CNC shall not, and shall cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of CNC and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon CNC’s ability to perform any of its material obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority or by any applicable Regulatory Order.

(b) Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional CNC Common Shares or any Rights, (ii) enter into any agreement with respect to the foregoing, (iii) permit any additional CNC Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.

(c) Dividends; distributions; adjustments. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends from wholly-owned Subsidiaries to CNC, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements. Enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of CNC or its Subsidiaries, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date hereof, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except (i) as Previously Disclosed, or (ii) for changes that are required by applicable law.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (iii) as contemplated by this Agreement or (iv) the regular annual renewal of insurance contracts) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, change in control, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of CNC or its Subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business for full and fair consideration actually received.

(g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.

(h) Governing Documents. Amend the CNC Articles, the CNC Code or the articles of incorporation, articles of association, regulations or bylaws (or similar governing documents) of any of CNC’s Subsidiaries.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

(j) Material Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, including any claim, action or proceeding instituted by a Governmental Authority, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to CNC and its Subsidiaries, taken as a whole.

(l) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (I) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (II) any of the conditions to the Merger set forth in Article VII not being satisfied or (III) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.

(m) Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.

(n) Borrowings. Borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other Person, except in each case in the ordinary course of business and with a final maturity of less than one year.

(o) Indirect Loans. Make or purchase any indirect or brokered loans.

(p) Capital Expenditures. Except as Previously Disclosed, make any capital expenditure or capital additions or improvements which individually exceed $10,000 or in the aggregate exceed $50,000.

(q) Lending. (i) Establish any new lending programs or make any changes in the policies of any Subsidiary of CNC concerning which Persons may approve loans; or (ii) originate or issue a commitment to originate any loan in a principal amount in excess of $250,000.

(r) Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to pay any Tax due (whether or not required to be shown on any such Tax Returns); or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).

(s) Offices and Facilities. (i) Open, close or relocate any offices at which business is conducted (including any ATMs); or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(t) Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.

(u) Foreclosures. Foreclose upon or otherwise take title to or possession or control of any real property or entity thereon without first obtaining a Phase I Environmental Site Assessment performed pursuant to ASTME 1527-05 thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless CNC or its Subsidiary has reason to believe such real property may contain any such Hazardous Material.

(v) Deposit Liabilities. Except as set forth in the CNC Disclosure Schedule, cause any material adverse change in the amount or general composition of deposit liabilities other than in the ordinary course of business.

(w) Securities Transactions. Enter into any securities transaction or otherwise acquire any investment security.

(x) Commitments. Agree or commit to do any of the foregoing.

4.02 Forbearances of NB&T. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of CNC, NB&T shall not, and shall cause each of its Subsidiaries not to:

(a) Extraordinary Dividends. Make, declare, pay or set aside for payment any extraordinary or special dividends or distributions on any shares of its capital stock, other than dividends from wholly-owned Subsidiaries to NB&T.

(b) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

(c) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (I) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (II) any of the conditions to the Merger set forth in Article VII not being satisfied or (III) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority; provided, however, that nothing contained herein shall limit the ability of NB&T to exercise its rights under the Voting Agreement.

(d) Governing Documents. Amend the NB&T Articles, the NB&T Code or any of the governing documents or the articles of association or bylaws of NB&T Bank in a manner that would adversely affect the economic or other benefits of the Merger to the holders of the CNC Common Shares.

(e) Commitments. Agree or commit to do any of the foregoing.

ARTICLE V

Representations and Warranties

5.01 Disclosure Schedules. On or prior to the date hereof, NB&T delivered to CNC a schedule, and CNC delivered to NB&T a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation.

5.02 Standard. No representation or warranty of CNC or NB&T contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had, or is reasonably likely to have, a Material Adverse Effect.

5.03 Representations and Warranties of CNC. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, CNC hereby represents and warrants to NB&T that the following are true and correct:

(a) Organization, Standing and Authority. CNC is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The foreign jurisdictions in which CNC conducts business are set forth in the CNC Disclosure Schedule. CNC is registered as a bank holding company under the BHCA.

(b) Capital Structure of CNC. As of the date of this Agreement, the authorized capital stock of CNC consists solely of 1,500,000 CNC Common Shares, of which 624,459 shares are outstanding and no shares are subject to options. As of the date of this Agreement, no CNC Common Shares were held in the CNC 401(k) Plan, and 32,674 shares of Treasury Stock were held by CNC or otherwise owned by CNC or its Subsidiaries. The outstanding CNC Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of the date hereof, except as Previously Disclosed in its Disclosure Schedule: (A) there are no CNC Common Shares authorized and reserved for issuance, and (B) CNC does not have any commitment to authorize, issue or sell any CNC Common Shares or Rights, except pursuant to this Agreement. As of the date hereof, CNC does not have any Rights issued or outstanding with respect to CNC Common Shares.

(c) Subsidiaries.

(i)(A) CNC Bank is the only Subsidiary of CNC, (B) CNC owns, directly or indirectly, all of the issued and outstanding equity securities of CNC Bank, (C) no equity securities of CNC Bank are or may become required to be issued (other than to CNC) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which CNC Bank is or may be bound to sell or otherwise transfer any equity securities of CNC Bank (other than to CNC), (E) there are no contracts, commitments, understandings, or arrangements relating to CNC’s rights to vote or to dispose of such securities and (F) all of the equity securities of CNC Bank held by CNC are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55) and are owned by CNC free and clear of any Liens.

(ii) Except as Previously Disclosed, CNC does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than CNC Bank.

(iii) CNC Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder and is a member of the Federal Reserve System and of the Federal Home Loan Bank of Cincinnati.

(iv) Except as Previously Disclosed, CNC Bank does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(v) CNC Bank is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(d) Corporate Power. Each of CNC and CNC Bank has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. Subject to the adoption of this Agreement by the holders of two thirds of the outstanding CNC Common Shares entitled to vote thereon (the “CNC Shareholder Adoption”) and the approval of this Agreement and the Merger by applicable Regulatory Authorities, CNC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and CNC Bank has the corporate power and authority to consummate the Subsidiary Merger in accordance with the terms of this Agreement.

(e) Corporate Authority; Authorized and Effective Agreement. Subject to the CNC Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of CNC and the CNC Board prior to the date of this

Agreement. The Agreement to Merge, when executed by CNC Bank, shall have been approved by the Board of Directors of CNC Bank and by CNC, as the sole shareholder of CNC Bank. This Agreement is a valid and legally binding obligation of CNC, enforceable against CNC in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CNC or CNC Bank in connection with the execution, delivery or performance by CNC of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, notices and the Agreement to Merge, as applicable, with federal and state banking authorities to approve the transactions contemplated by the Agreement, (B) the filing of the certificate of merger with the OSS pursuant to the OGCL, and (C) the receipt of the approvals set forth in Section 7.01(b). As of the date hereof, CNC is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to the CNC Shareholder Adoption, the receipt of the approvals set forth in Section 7.01(b), the expiration of related regulatory waiting periods, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of CNC or of CNC Bank or to which CNC or CNC Bank or their properties are subject or bound, (B) constitute a breach or violation of, or a default under, the CNC Articles or the CNC Code of Regulations or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Statements; Material Adverse Effect; Internal Controls.

(i) CNC has delivered or will deliver to NB&T (a) audited consolidated financial statements for each of the fiscal years ended December 31, 2008, 2007, 2006, 2005, and 2004, respectively, consisting of consolidated balance sheets and the related consolidated statements of income and shareholders’ equity and cash flows for the fiscal years ended on such date, including the footnotes thereto and the reports prepared with respect thereto by Plante & Moran, PLLC, or BKD, LLP, CNC’s independent registered public accounting firms, and (b) unaudited consolidated financial statements for the interim period ended March 31, 2009, consisting of balance sheets and the related statements of income (collectively, “CNC’s Financial Statements”). CNC’s Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with generally accepted accounting principles, consistently applied throughout the periods indicated, and fairly present the financial position of CNC as of the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the interim financial statements to normal year-end adjustments and the absence of notes thereto. Except as set forth in CNC’s Financial Statements, CNC and its Subsidiaries have no liabilities or obligations as of the date hereof, other than liabilities and obligations that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on CNC or CNC Bank.

(ii) Since December 31, 2008, CNC and CNC Bank have not incurred any material liability not disclosed in CNC’s Financial Statements.

(iii) Since December 31, 2008, (A) CNC and CNC Bank have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to CNC.

(iv) Management of CNC has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of CNC and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, and that receipts and expenditures of CNC and CNC Bank are being made only in accordance with authorizations of management and directors of CNC and CNC Bank; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of CNC and CNC Bank that could have a material effect on the financial statements. Management of CNC has evaluated the effectiveness of CNC’s and CNC Bank’s internal controls over financial reporting as of the end of the periods covered by CNC’s Financial Statements and, based on such evaluations, has Previously Disclosed to NB&T (A) all significant deficiencies and material weaknesses in the design or operation of the internal controls over financial reporting which are reasonably likely to adversely affect CNC’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CNC’s internal control over financial reporting. CNC has provided to NB&T access to all documentation related to CNC’s internal control over financial reporting. Since December 31, 2008, neither CNC nor CNC Bank nor, to CNC’s Knowledge, any director, officer, employee, auditor, accountant or representative of CNC or CNC Bank has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CNC or CNC Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CNC or CNC Bank has engaged in questionable accounting or auditing practices.

(h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against CNC or any of its Subsidiaries and, to CNC’s Knowledge, no such litigation, claim or other proceeding has been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against CNC or CNC Bank.

(i) Regulatory Matters.

(i) Neither CNC nor CNC Bank nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from (any of the foregoing, a “Regulatory Order”), any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the FDIC and the FRB) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).

(ii) Neither CNC nor CNC Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j) Compliance with Laws. Each of CNC and CNC Bank:

(i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, including those relating to the conduct of trust activities or to the employees conducting such businesses, including, without limitation, the Patriot Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Financial Services Modernization Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to CNC’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has not received, since December 31, 2006, any notification or communication from any Governmental Authority (A) asserting that CNC or CNC Bank is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to CNC’s Knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults.

(i) Except as set forth in CNC’s Disclosure Schedule, neither CNC nor CNC Bank is a party to or is bound by any contract of the following types as of the date of this Agreement, nor is any such contract presently being negotiated or discussed:

(A) Any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $10,000 in any one case or $50,000 in the aggregate in any period of twelve (12) consecutive months;

(B) Any contract relating to any direct or indirect indebtedness of CNC or CNC Bank for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $10,000 in any one case or $50,000 in the aggregate in any period of twelve (12) consecutive months;

(C) Any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of CNC or CNC Bank;

(D) Any contract containing covenants limiting the freedom of CNC or CNC Bank to compete in any line of business or with any Person or in any area or territory;

(E) Any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of CNC’s or CNC Bank’s current or former directors, officers, employees or consultants;

(G) Any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;

(H) Any contract with any director, officer, employee or consultant of CNC or CNC Bank or any Associate of any such director, officer, employee or consultant, or any arrangement under which CNC or CNC Bank has advanced or loaned any amount to any of their respective directors, officers, employees and consultants or any of their respective Associates;

(I) Any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;

(J) Other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of CNC or CNC Bank;

(K) Any contract that requires the payment of royalties;

(L) Any contract under which the consequences of a breach, violation or default would reasonably be expected to have a Material Adverse Effect on the business of CNC or CNC Bank as presently conducted;

(M) Any contract pursuant to which CNC or CNC Bank has any obligation to share revenues or profits derived from CNC or CNC Bank with any other Person;

(N) Any contract between (i) CNC or CNC Bank, on the one hand, and any officer, director, employee or consultant of CNC or CNC Bank, on the other hand, and (ii) CNC or CNC Bank, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of CNC or CNC Bank, on the other hand;

(O) Any contract that would constitute a “material contract” within the meaning of Item 601 of SEC Regulation S-K; and

(P) Any other legally binding contract not of the type covered by any of the other items of this Section 5.03(k) involving money or property and having an obligation in excess of $10,000 in the aggregate in any period of twelve (12) consecutive months or which is otherwise not in the ordinary course of business.

(ii) “Material Contracts” shall mean those contracts on CNC’s Disclosure Schedule listed under Section 5.03(k). True, complete and correct copies of all of the Material Contracts have been made available to NB&T. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to CNC or CNC Bank, as the case may be, and (B) to the Knowledge of CNC, as to the other parties to such Material Contracts. Except as disclosed in CNC’s Disclosure Schedule, CNC and/or CNC Bank, as applicable, and to the Knowledge of CNC, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither CNC nor CNC Bank, and to the Knowledge of CNC, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither CNC nor CNC

Bank, and to the Knowledge of CNC, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither CNC nor CNC Bank has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of CNC, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.

(l) Brokerage and Finder’s Fees. Except for the fees payable to Stifel, Nicolaus & Company, Inc., neither CNC nor CNC Bank has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(m) Employee Benefit Plans.

(i) Section 5.03(m) of CNC’s Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous three years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of CNC or CNC Bank or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which CNC or CNC Bank or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Neither CNC nor CNC Bank nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan. No Compensation and Benefit Plan holds any CNC Common Shares.

(ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (“IRS”), and to the Knowledge of CNC, no circumstances exist which are likely to result in revocation of any such favorable determination letter; or has been adopted on a prototype plan which has received a current opinion letter from the National Office of the IRS. There is no pending or, to the Knowledge of CNC, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither CNC nor CNC Bank

nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject CNC or CNC Bank or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. No event has occurred or circumstance exists that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured.

(iii) None of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by CNC or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with CNC under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of CNC, CNC Bank or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of CNC, there is no pending investigation or enforcement action by the U.S. Department of Labor (the “DOL”) or the IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which CNC or CNC Bank was or is a party have been timely made or have been reflected on CNC’s financial statements.

(v) Neither CNC nor CNC Bank has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by CNC or CNC Bank that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) CNC and CNC Bank do not maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees.

(vii) With respect to each Compensation and Benefit Plan, if applicable, CNC has provided or made available to NB&T, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same;

(B) trust instruments and insurance contracts, including renewal notices; (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description or wrap document and summaries of material modifications; (F) notices or forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.

(viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix) Neither CNC nor CNC Bank maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury Department regulations issued thereunder.

(x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of NB&T, CNC or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of CNC on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.

(n) Labor Matters. Neither CNC nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CNC or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel CNC or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to CNC’s Knowledge, threatened, nor is CNC aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. CNC and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(o) Takeover Laws. CNC has taken all action required to be taken by CNC in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”) applicable to it, including, without limitation, such Takeover Laws of the State of Ohio; and (ii) any applicable provisions of the CNC Articles, the CNC Code and/or the governing documents of CNC Bank.

(p) Environmental Matters. Neither the conduct nor the operation of CNC or CNC Bank nor any condition of any property presently owned, leased or operated by any of them or, to CNC’s Knowledge, previously owned leased or operated by any of them (in each case, including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to CNC’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in liability under Environmental Laws. To CNC’s Knowledge, neither CNC nor CNC Bank has received any notice from any person or entity that CNC or CNC Bank or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.

(q) Tax Matters.

(i)(A) All Tax Returns that were or are required to be filed by or with respect to CNC and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes due (whether or not shown to be due on the Tax Returns referred to in clause (i)(A)) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of CNC or its Subsidiaries. CNC has made available to NB&T true and correct copies of the United States federal income Tax Returns filed by CNC and its Subsidiaries for each of the three (3) most recent fiscal years. Neither CNC nor any of its Subsidiaries has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in CNC’s Financial Statements or that have arisen in the ordinary course of business since December 31, 2008. The accruals and reserves for Taxes reflected in CNC’s Financial Statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of CNC or any of its Subsidiaries other than Liens for current Taxes not yet due and payable. As of the date hereof, neither CNC nor CNC Bank has any reason to believe that any conditions exist or fail to exist that might prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(iii) CNC and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.

(iv) No claim has ever been made by any Governmental Authority in a jurisdiction where CNC or any of its Subsidiaries does not file Tax Returns that CNC or such Subsidiary is or may be subject to taxation by that jurisdiction nor, to the Knowledge of CNC, is there any factual basis for any such claim.

(v) Neither CNC nor any CNC Subsidiary has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) since December 31, 1996 with any Governmental Authority.

(vi) Neither CNC nor any CNC Subsidiary has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2003. No tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to CNC or any CNC Subsidiary and, to the Knowledge of CNC, no such audit or other proceeding has been threatened. No Governmental Authority has asserted, is now asserting, or, to the Knowledge of CNC, is threatening to assert against CNC or any CNC Subsidiary any deficiency or claim for additional Taxes.

(vii) Neither CNC nor any CNC Subsidiary (A) is a party to any Tax allocation or sharing agreement, (B) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which CNC is or was the common parent corporation (the “CNC Group”), or (C) has any liability for the Taxes of any person (other than members of the CNC Group) under Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

(viii) Except as Previously Disclosed, neither CNC nor any CNC Subsidiary has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.

(ix) Neither CNC nor any CNC Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.

(x) Neither CNC nor any CNC Subsidiary has filed an election under Section 338(g) or 338(h)(10) of the Code.

(xi) Neither CNC nor any CNC Subsidiary owns an interest in any (A) domestic international sales corporation, (B) foreign sales corporation, (C) controlled foreign corporation, or (D) passive foreign investment company, as such terms are defined in the Code.

(xii) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which CNC or any CNC Subsidiary is a party that could be treated as a partnership for Tax purposes.

(xiii) Neither CNC nor any CNC Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.

(r) Risk Management Instruments. Neither CNC nor CNC Bank is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.

(s) Books and Records. The books of account, minute books, stock record books, and other records of CNC and CNC Bank, all of which have been made available to NB&T, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of CNC and CNC Bank, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of CNC and CNC Bank contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Board of Directors, and committees of the Board of Directors of CNC and CNC Bank, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have been prepared and are not contained in such minute books, except for the minutes of the meeting of CNC’s Board of Directors held on June 30, 2009, to approve this Agreement, which minutes have not yet been prepared.

(t) Insurance. CNC’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by CNC or CNC Bank and open claims made. CNC and CNC Bank are insured with reputable insurers against such risks and in such amounts as the management of CNC reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; CNC and CNC Bank are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u) Properties. Section 5.03(u) of CNC’s Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by CNC or CNC Bank and used in the business of CNC or CNC Bank. CNC and CNC Bank have good and (with respect to real property) marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the CNC Financial Statements as being owned by CNC as of December 31, 2008, or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii) with respect to real property, such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. Neither CNC nor CNC Bank is a lessee with respect to any real property. All leases pursuant to which CNC or CNC Bank, as lessee, leases personal property (except for leases that have expired by their terms or that CNC or CNC Bank has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to CNC’s Knowledge, the lessor.

(v) Loans; Certain Transactions. Each loan reflected as an asset in the CNC Financial Statements as of December 31, 2008, and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No obligor under any of such loans has asserted any claim or defense with respect to the subject matter thereof. CNC Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of CNC or any of its Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by CNC Bank and that are subject to 12 C.F.R. Part 31, comply therewith.

(w) Allowance for Loan Losses. There is no loan which was made by CNC Bank and which is reflected as an asset of CNC or CNC Bank on CNC’s Financial Statements that (i)(A) is 90 days or more delinquent, (B) has been classified by examiners (regulatory or internal) or by management of CNC or CNC Bank as “Substandard,” “Doubtful,” “Loss” or “Special Mention,” or (C) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectability. The allowance for loan losses reflected on CNC’s Financial Statements was, as of each respective date, determined in accordance with generally accepted accounting principles consistently applied and in accordance with all rules and regulations applicable to CNC and CNC Bank and was, as of the respective date thereof, adequate in all material respects under the requirements of generally accepted accounting principles and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans, net of recoveries.

(x) Repurchase Agreements. With respect to all agreements pursuant to which CNC or CNC Bank has purchased securities subject to an agreement to resell, if any, CNC or CNC Bank, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(y) Deposit Insurance. The deposits of CNC Bank are insured by the FDIC in accordance with the FDIA, and CNC Bank has paid all assessments and filed all reports required by the FDIA and under the National Housing Act prior to the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

(z) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. CNC is not aware of, has not been advised in writing of, and has no reason to believe that any facts or circumstances exist, which would cause CNC or CNC Bank to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy Laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999. CNC is not aware of any facts or circumstances that would cause CNC to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause CNC or any of its Subsidiaries to undertake any material remedial action. The CNC Board (or, where appropriate, the board of directors of CNC Bank) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and CNC (or CNC Bank) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(aa) CRA Compliance. Neither CNC nor CNC Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and CNC Bank has received a CRA rating of satisfactory or better from the FDIC as a result of its most recent CRA examination. Neither CNC nor CNC Bank knows of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause CNC or CNC Bank to receive notice of non-compliance with such provisions or cause the CRA rating of CNC Bank to fall below satisfactory.

(bb) Related Party Transactions. Neither CNC nor CNC Bank has entered into any transactions with any Affiliate or Associate of CNC or CNC Bank (or any Affiliate or Associate of any director, officer or employee of CNC or CNC Bank).

(cc) Prohibited Payments. CNC and CNC Bank have not, directly or indirectly: (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of CNC or CNC Bank for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office; or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of CNC or CNC Bank, which CNC or CNC Bank knows or has reason to believe have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.

(dd) Fairness Opinion. The CNC Board has received the written opinion of Stifel, Nicolaus & Company, Incorporated, to the effect that, as of June 30, 2009, and subject to the assumptions and qualifications contained therein, the Per Share Cash Consideration and the Per Share Stock Consideration to be received by the holders of CNC Common Shares (with the exception of Treasury Shares and Dissenting Shares) in connection with the Parent Merger pursuant to this Agreement are fair to such holders of CNC Common Shares from a financial point of view.

(ee) Absence of Undisclosed Liabilities. Neither CNC nor CNC Bank has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on CNC on a consolidated basis, except as disclosed in the CNC Financial Statements.

(ff) Material Adverse Change. CNC has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2008, that has had or could reasonably be expected to have a Material Adverse Effect on CNC.

(gg) Disclosure. The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04 Representations and Warranties of NB&T. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, NB&T hereby represents and warrants to CNC that the following are true and correct:

(a) Organization, Standing and Authority. NB&T is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. NB&T is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. NB&T is registered as a bank holding company under the BHCA. NB&T Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. NB&T Bank is duly qualified to do business and is in good standing in any jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Ownership of CNC Common Shares. As of the date of this Agreement, NB&T and its Subsidiaries do not beneficially own any of the outstanding CNC Common Shares.

(c) Corporate Power. Each of NB&T and its Significant Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to the approval of this Agreement and the Merger by applicable Regulatory Authorities, NB&T has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby and thereby.

(d) Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate action of NB&T and the NB&T Board prior to the date hereof. The Agreement to Merge, when executed by NB&T Bank, shall have been approved by the Board of Directors of NB&T Bank and by NB&T, as the sole shareholder of NB&T Bank. This Agreement is a valid and legally binding agreement of NB&T, enforceable against NB&T in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(e) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by NB&T or any of its Significant Subsidiaries in connection with the execution, delivery or performance by NB&T of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, and the Agreement to Merge, as applicable, with the federal and state banking authorities to approve the transactions contemplated by this Agreement; (B) the filings of the certificate of merger with the OSS pursuant to the OGCL; and (C) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, NB&T is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to the approvals set forth in Section 7.01(b), the expiration of related regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of NB&T or of any of its Significant Subsidiaries or to which NB&T or any of its Significant Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the NB&T Articles or NB&T Code, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(f) Financial Reports and SEC Documents; Material Adverse Effect.

(i) NB&T’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2008 and 2007 and all other reports, registration statements, definitive proxy statements or other statements filed or to be filed by it or any of its Significant Subsidiaries with the SEC subsequent to December 31, 2008, under the Securities Act, or under Section 13(a), 13(c) 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, “NB&T SEC Documents”) as of the date filed (or if amended or superseded by a filing prior to the date hereof then on the date of such amended or superseded filing), (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such NB&T SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of NB&T and its Significant Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders’ equity and cash flows or equivalent statements in such NB&T SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of NB&T and its Significant Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) Since March 31, 2009, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to NB&T.

(g) Disclosure. The representations and warranties contained in this Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

(h) Material Adverse Change. NB&T has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since March 31, 2009, that has had or could reasonably be expected to have a Material Adverse Effect on NB&T.

(i) Fairness Opinion. The NB&T Board has received the written opinion of Austin Associates, LLC, to the effect that, as of June 30, 2009, and subject to the assumptions and qualifications contained therein, that the consideration to be paid to the shareholders of CNC is fair to NB&T from a financial point of view.

ARTICLE VI

Covenants

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of CNC and NB&T shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02 Shareholder Approval. CNC shall take, in accordance with applicable law and the CNC Articles and CNC Code, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by the CNC shareholders for consummation of the Parent Merger (including any adjournment or postponement, the “CNC Meeting”), as promptly as practicable after the date hereof. The CNC Board shall unanimously recommend that its shareholders adopt this Agreement at the CNC Meeting, unless otherwise necessary because of the applicable fiduciary duties of the CNC Board, as determined by the CNC Board in good faith after consultation with and based upon written advice of independent legal counsel.

6.03 Registration Statement.

(a) NB&T shall prepare, pursuant to all applicable laws, rules and regulations, a registration statement on Form S-4 (such registration statement and all supplements thereto, the “Registration Statement”), to be filed by NB&T with the SEC in connection with the issuance of NB&T Common Shares in the Parent Merger (including the proxy statement/prospectus and other solicitation materials of CNC constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents).

(b) None of the information supplied or to be supplied by CNC or NB&T, respectively, for inclusion or incorporation by reference in the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus and each amendment or supplement thereto, is mailed to the CNC shareholders and at the time of the CNC Meeting, as the case may be, shall contain any untrue statement of a material fact or shall omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. If CNC shall become aware prior to the Effective Time of any information furnished by CNC that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, CNC shall promptly inform NB&T thereof and take the necessary steps to correct the Proxy Statement/Prospectus. If NB&T shall become aware prior to the Effective Time of any information furnished by NB&T that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, NB&T shall promptly inform CNC thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

6.04 Press Releases. Upon the execution of this Agreement, NB&T and CNC shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of NB&T and CNC. Neither CNC nor NB&T will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required to be made by applicable law or regulation before such consent can be obtained.

6.05 Access; Information.

(a) CNC shall afford, upon reasonable notice and subject to applicable laws relating to the exchange of information, NB&T and its officers, employees, legal counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties and personnel and such other information as NB&T may reasonably request and, during such period, (i) shall furnish promptly to NB&T a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking laws, to the extent permitted by applicable law and regulations; and (ii) shall grant access to all other information concerning the business, properties and personnel of CNC as NB&T may reasonably request. CNC shall invite two representatives of NB&T selected by NB&T from time to time, which representatives shall be NB&T directors and/or senior executive officers, to attend, solely as observers, all meetings of the boards of directors (and committees thereof) of CNC and CNC Bank after the date of this Agreement; provided, however, that in no event shall such NB&T representatives be invited to or permitted to attend any executive session of CNC’s or CNC Bank’s Board or any meeting at which CNC determines that such attendance is inconsistent with the fiduciary obligations or confidentiality requirements of the CNC Board or CNC Bank Board, as applicable.

(b) NB&T will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.17.

(c) In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(d) During the period from the date of this Agreement to the Effective Time, CNC and NB&T shall each deliver to the other its monthly and quarterly unaudited consolidated financial statements prepared for its internal use and the report of condition and income for its subsidiary bank each quarterly period completed prior to the Effective Date as the same shall become available.

6.06 Acquisition Proposals; Break Up Fee.

(a) CNC shall not, and shall cause its Subsidiaries and the officers, directors, employees, advisors and other agents of CNC and its Subsidiaries not to, directly or indirectly, take any action to solicit or initiate inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, any Person, other than NB&T, relating to (i) any acquisition or purchase of all or substantially all of the assets of CNC and/or any of its Subsidiaries or (ii) any merger, consolidation or business combination with

CNC and/or any of its Subsidiaries (hereinafter collectively referred to as an “Acquisition Proposal”); provided, however, that nothing contained in this section shall prohibit CNC from furnishing information to, or entering into discussion or negotiations with, any Person which makes an unsolicited Acquisition Proposal if and to the extent that (I) the CNC Board, after consultation with and based upon the advice of legal counsel, determines in good faith that such action is required to fulfill its fiduciary duties to the shareholders of CNC under applicable law and (II) before furnishing such information to, or entering into discussions or negotiations with, such Person, CNC provides immediate written notice to NB&T of such action, the identity of the bidder and the substance of such Acquisition Proposal.

(b) In the event that CNC and/or any of its Subsidiaries executes a definitive agreement in respect of, or closes, an Acquisition Proposal, CNC shall pay to NB&T in immediately available funds the sum of $360,000 within ten (10) days after the earlier of such execution or closing.

6.07 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreement and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.08 Certain Policies. Before the Effective Time, CNC shall, upon the request of NB&T, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of NB&T and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that CNC shall not be obligated to take any such action pursuant to this Section 6.08 unless and until NB&T acknowledges that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)) and certifies to CNC that NB&T’s representations and warranties, subject to Section 5.02, are true and correct as of such date and that NB&T is otherwise in material compliance with this Agreement; provided further, however, that CNC shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be clearly inconsistent with generally accepted accounting principles. CNC’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.

6.09 Regulatory Applications.

(a) NB&T and CNC and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all applications and requests for regulatory approval, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of NB&T and CNC shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

6.10 Employment Matters; Employee Benefits; Advisory Board.

(a) General. It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give CNC employees any rights other than as employees at will under applicable law, and CNC employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of CNC who become employees of NB&T as a result of the Merger shall participate in either CNC’s Compensation and Benefit Plans (for so long as NB&T determines necessary or appropriate) or in the employee benefit plans sponsored by NB&T for NB&T’s employees (with credit for their years of service with CNC for participation and vesting purposes under NB&T’s applicable plans, to the extent such plans permit), including credit for years of service and for seniority under vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans. In addition, to the extent CNC employees participate in NB&T’s group health plan (instead of continued participation in CNC’s group health plan), NB&T agrees to waive all restrictions and limitations for pre-existing conditions under NB&T’s group health plan and applicable insurance policy to the extent that NB&T’s group health plan and insurance policy permit such waiver.

(b) Employee Severance. Subject to any applicable regulatory restrictions, including 12 U.S.C. Section 1828(k):

(i) Subject to any applicable regulatory restrictions, NB&T shall pay to each employee of CNC or CNC Bank who is an employee of CNC or CNC Bank immediately before the Effective Time and who has been an employee of CNC or CNC Bank for at least 12 months prior to the Effective Time, and who is not offered continued employment by NB&T or any of its Subsidiaries after the Effective Time, or any employee of CNC or CNC Bank who becomes an employee of NB&T or NB&T Bank and who is terminated within 90 days after the Effective Time, a severance amount equal to two weeks’ base pay multiplied by the number of whole years of service of such employee with CNC or CNC Bank, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal six weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum within 45 days following termination, provided that such employee has not been terminated for cause. Such employees who are entitled to severance payments will also be offered health insurance coverage (including dental and vision benefits) at NB&T’s active employee rate for the calculated severance period based on years of service with CNC or CNC Bank, provided that the employee was participating in the CNC or CNC Bank group health program at the employee’s effective date of termination. After the calculated severance period, such employee will be required to pay the full premium for the remainder of the COBRA period. For any employee of CNC or CNC Bank participating in CNC or CNC Bank’s group health program at the Effective Time who is not entitled to a severance payment, the employee will be provided health insurance coverage at the full premium rate for the entire COBRA period.

In exchange for the severance pay and payments toward the continuation of employees’ medical expense insurance coverage pursuant to COBRA described in this Subsection (i), terminated employees will be required to execute a final and binding general release in which the employee releases and waives any and all claims the employee may have against NB&T and any and all affiliated entities and persons.

(ii) In addition to the severance payments set forth in Subsection (i) of this Section 6.10(b), NB&T shall pay $20,000, less withholding, in a lump sum within 45 days after the Effective Date, to each of Gregory G. Eagan, John G. Chartrand and Robert R. Hoffman, if he remains in the full-time employment of CNC Bank through the Effective Date.

(iii) In addition to the payments under Subsection (ii) of this section, NB&T shall pay to Mr. Eagan (or, alternatively, the senior officer in charge of operations at the Effective Time) $10,000, less withholding, in a lump sum within 45 days, if such person remains in the full-time employment of NB&T Bank through the week following the conversion of CNC Bank’s processing system to NB&T’s processing system.

(iv) Immediately prior to the Effective Date, CNC Bank shall pay all employees for any accrued unused vacation time.

(c) CNC 401(k) Plan. Prior to the Effective Date, but after the receipt of the last to be obtained of the CNC Shareholder Adoption and the regulatory approvals required by Section 7.01(b) of this Agreement, if requested by NB&T, the CNC Board shall adopt a resolution approving the termination of the CNC Bank 401(k) Plan (the “CNC 401(k) Plan”) effective as of a date immediately preceding the Effective Date. Following the adoption of such resolution, CNC shall (i) amend the CNC 401(k) Plan to provide for distributions in cash, and (ii) begin the process of requesting from the IRS a determination that the termination of the CNC 401(k) Plan is in compliance with Section 401(a) of the Code (the “Determination Letter”). Following the receipt of the Determination Letter, CNC or the Surviving Corporation, as applicable, shall distribute benefits under the CNC 401(k) Plan to plan participants. NB&T agrees to take all steps necessary or appropriate to accept roll-overs of benefits from the CNC 401(k) Plan to the NB&T 401(k) plan for employees of CNC and CNC Bank who continue as employees of NB&T and its Subsidiaries after the Effective Time. Alternatively, in its discretion, NB&T may choose to merge the CNC 401(k) Plan into NB&T’s 401(k) plan after the Effective Date.

(d) Pension Plans. Prior to the Effective Date, each Pension Plan document will be amended for all law and regulations in effect as of the date this Agreement is executed to which an amendment to the document is required to be made by the IRS.

(e) Community Board. At the Effective Time and for a period of one year thereafter, NB&T shall establish and maintain a Bank Community Board to be comprised of all of the directors of CNC Bank at the Effective Time who are also directors of CNC Bank at the effective date of this Agreement. The Bank Community Board shall meet quarterly, and members of the Bank Community Board shall be entitled to receive a fee of $1,000 per meeting attended by such director. NB&T shall also establish an annual incentive payment based upon core deposit growth in the current market area of CNC Bank, the terms of which will be determined in the discretion of the NB&T Board before the Effective Time.

6.11 Notification of Certain Matters. Each of CNC and NB&T shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.12 Accounting and Tax Treatment. Each of NB&T and CNC agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the characterization of the Merger as a tax-free reorganization under Section 368(a) of the Code, and each of NB&T and CNC agrees to take such action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of past actions which would adversely impact the ability of the Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code.

6.13 No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of NB&T and CNC will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.

6.14 Consents. Each of NB&T and CNC shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

6.15 Insurance Coverage. CNC shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

6.16 Correction of Information. Each of NB&T and CNC shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

6.17 Confidentiality. Except for the use of information in connection with the Proxy Statement/Prospectus described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of CNC and NB&T pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the mailing of the Proxy Statement/Prospectus to the CNC shareholders, this Section 6.17 shall not apply to information included in the Proxy Statement/Prospectus to be sent to the shareholders of CNC and NB&T under Section 6.03. CNC and NB&T agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. CNC and NB&T agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of CNC or NB&T to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. In the event the transactions contemplated by this Agreement are not consummated, CNC and NB&T agree to return all copies of the Information provided to the other promptly.

6.18 Supplemental Assurances.

(a) On the date the Proxy Statement/Prospectus is mailed to the CNC shareholders and on the Effective Date, CNC shall deliver to NB&T a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers’ Knowledge, that the information contained in the Proxy Statement/Prospectus relating to the business and financial condition and affairs of CNC, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) On the date the Proxy Statement/Prospectus is mailed to the CNC shareholders and on the Effective Date, NB&T shall deliver to CNC a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers’ Knowledge, that the Proxy Statement/Prospectus (other than the information contained therein relating to the business and financial condition and affairs of CNC) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

6.19 Regulatory Matters. NB&T, CNC and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, agreement, memorandum of understanding or similar agreement by CNC or CNC Bank with, or a commitment letter, board resolution or similar submission by CNC or CNC Bank to, or supervisory letter from any Regulatory Authority to CNC or CNC Bank, to the satisfaction of such Regulatory Authority.

6.20 Indemnification.

(a) For a period of three (3) years after the Effective Time, NB&T shall indemnify each Person who served as a director or officer of CNC on or after the date of this Agreement and before the Effective Time, to the fullest extent provided by the CNC Articles and the CNC Code, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of CNC; provided, however, that (a) any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws, including, without limitation, the provisions of 12 U.S.C. § 1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).

(b) Before the Effective Time, CNC shall purchase a policy of directors’ and officers’ liability insurance (“D&O Policy”) to be effective for a period of up to three years following the Effective Date, and in no event less than one year following the Effective Date, on terms no less advantageous than those contained in CNC’s existing directors’ and officers’ liability insurance policy; provided, however, that CNC shall not be required to pay an annual premium for the D&O Policy that is in excess of $36,000.

6.21 Affiliates Compliance with the Securities Act

No later than the 15th day prior to the mailing of the Proxy Statement/Prospectus, CNC shall deliver to NB&T a schedule of all persons who CNC reasonably believes are, or are likely to be, as of the date of the CNC Meeting, deemed to be “affiliates” of CNC as that term is used in Rule 145 under the Securities Act (the “Rule 145 Affiliates”). CNC shall cause each person who may be deemed to be a Rule 145 Affiliate to execute and deliver to NB&T on or before the date of mailing of the Proxy Statement/Prospectus an agreement in a form to be agreed upon by NB&T and CNC.

6.22 Exchange Listing

If required by NASDAQ, NB&T shall file a listing application with NASDAQ for the NB&T Common Shares to be issued to the former holders of CNC Common Shares in the Parent Merger at the time prescribed by applicable rules and regulations of NASDAQ, and shall use commercially reasonable efforts to cause the NB&T Common Shares to be issued in connection with the Parent Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Date.

6.23 Environmental Assessments

CNC hereby agrees to permit NB&T to engage, at the expense of NB&T, a qualified consultant, mutually agreeable to CNC and NB&T, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-05 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice “ (“Phase I”) of each parcel of real estate owned by CNC or CNC Bank, including real estate acquired by CNC Bank upon foreclosure. Each Phase I may also include an investigation of potential asbestos-containing material, including testing if appropriate, resulting in determination whether or not each such property contains asbestos (including amounts, locations and conditions thereof) and is in compliance with the applicable standards of the U.S. Occupational Safety and Health Administration found in 29 C.F.R. concerning asbestos, including communication of hazards to employees. CNC and CNC Bank shall cooperate with the reasonable conduct of such Phase I assessments.

ARTICLE VII

Conditions to Consummation of the Merger

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of NB&T and CNC to consummate the Merger is subject to the fulfillment or written waiver by NB&T and CNC prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of CNC.

(b) Regulatory Approvals and Governmental Authority Actions. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the NB&T Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on NB&T and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the NB&T Board reasonably determines would either before or after the Effective Time be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to CNC and/or CNC Bank prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on NB&T and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger. If CNC or CNC Bank shall have received notice or communication from any Governmental Authority that such Governmental Authority has commenced or intends to commence an investigation of or proceedings against CNC or CNC Bank with respect to a possible violation of any statutes, regulations, or ordinances that such Governmental Authority enforces, such investigation or proceeding shall have been settled between such Governmental Authority and CNC and/or CNC Bank, or such Governmental Authority shall have provided to CNC or CNC Bank written notice that such investigation or proceeding has been concluded and that no further enforcement action is planned by such Governmental Authority.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the

NB&T Common Shares to be issued in the Parent Merger shall have been received and be in full force and effect.

(f) Tax Opinion. NB&T and CNC shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, counsel to NB&T, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Parent Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, counsel to NB&T shall require, and NB&T and CNC shall supply, reasonable and customary written representations.

7.02 Conditions to Obligation of CNC. The obligation of CNC to consummate the Merger is also subject to the fulfillment or written waiver by CNC prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of NB&T set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and CNC shall have received a certificate, dated the Effective Date, signed on behalf of NB&T by the chief executive officer and the chief financial officer of NB&T, to such effect.

(b) Performance of Obligations of NB&T. NB&T shall have performed in all material respects all obligations required to be performed by NB&T under this Agreement at or prior to the Effective Time, and CNC shall have received a certificate, dated the Effective Date, signed on behalf of NB&T by the Chief Executive Officer and the Chief Financial Officer of NB&T to such effect.

(c) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on NB&T, except for events, circumstances or developments Previously Disclosed by NB&T. For purposes of this Section 7.02(c), any decline in the fair market value of NB&T Common Shares will not, by itself, constitute a Material Adverse Effect on NB&T.

7.03 Conditions to Obligation of NB&T. The obligation of NB&T to consummate the Merger is also subject to the fulfillment or written waiver by NB&T prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of CNC set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and NB&T shall have received a certificate, dated the Effective Date, signed on behalf of CNC by the Chief Executive Officer and the Chief Financial Officer of CNC to such effect.

(b) Performance of Obligations of CNC. CNC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and NB&T shall have received a certificate, dated the Effective Date, signed on behalf of CNC by the Chief Executive Officer and the Chief Financial Officer of CNC to such effect.

(c) Consents. CNC shall have obtained the consent or approval of each person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.

(d) FIRPTA Certification. NB&T shall have received a statement executed on behalf of CNC, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) (and complying with Treasury Regulations Section 1.897-2(h)) in a form reasonably applicable to NB&T certifying that the CNC Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury Department regulations promulgated thereunder.

(e) Dissenting Shares. The holders of not more than five percent of the outstanding CNC Common Shares shall have perfected their dissenters’ rights under Section 1701.85 of the OGCL in connection with the transactions contemplated by this Agreement.

(f) Real Estate. There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any federal, state or local government authority with respect to any real estate owned by CNC or CNC Bank, including real estate acquired in connection with foreclosure. Either (i) the results of each Phase I as reported shall be satisfactory to NB&T or (ii) any violation or potential violation of the representations and warranties contained in Section 5.03(p) of this Agreement disclosed in a Phase I report shall have been remedied by CNC or CNC Bank to the reasonable satisfaction of NB&T.

(g) D&O Policy. CNC shall have procured the D&O Policy in accordance with the terms and subject to the conditions of Section 6.20(b).

(h) Troubled Asset Relief Program Capital Purchase Program. Neither CNC nor any of its Subsidiaries shall have applied to participate in the U. S. Treasury Department’s Troubled Asset Relief Program Capital Purchase Program or any other program developed under the Emergency Economic Stabilization Act of 2008.

(i) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on CNC.

(j) Filing of 2008 Tax Returns. All Tax Returns by or with respect to CNC and its Subsidiaries for the fiscal year ended December 31, 2008, shall have been duly and timely filed.

ARTICLE VIII

Termination

8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of NB&T and CNC, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. At any time prior to the Effective Time, by NB&T or CNC upon written notice to the other party, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

(c) Delay. At any time prior to the Effective Time, by NB&T or CNC upon written notice to the other party, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Parent Merger is not consummated by March 31, 2010, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d) No Approval. By CNC or NB&T upon written notice to the other party, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) the CNC shareholders fail to adopt this Agreement and approve the Merger at the CNC Meeting.

(e) Payment Pursuant to Section 6.06. Upon a payment made to NB&T in accordance with Section 6.06, this Agreement shall automatically terminate without further act or action by either CNC or NB&T.

8.02 Effect of Termination and Abandonment, Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.

ARTICLE IX

Miscellaneous

9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.10, 6.20 and 6.21 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04, 6.05(b), 6.05(c), 6.17, 8.02, and this Article IX, which shall survive such termination).

9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the CNC Meeting, this Agreement may not be amended if it would violate the OGCL or the federal securities laws.

9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable).

9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses shall be shared equally between CNC and NB&T. All fees to be paid to Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by NB&T.

9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to CNC, to:

Community National Corporation

1400 E. Second Street

Franklin, Ohio 45005

Attention: Carolyn L. Bradford, Chief Executive Officer

With a copy to:

Susan B. Zaunbrecher

Dinsmore & Shohl, LLP

Chemed Center

255 E. Fifth Street, Suite 1900

Cincinnati, Ohio 45202

If to NB&T, to:

NB&T Financial Group, Inc.

41 North South Street

Cincinnati, Ohio 45177

Attention: John J. Limbert, President and CEO

With a copy to:

Cynthia A. Shafer

Vorys, Sater, Seymour and Pease LLP

Suite 2000, Atrium Two

221 E. Fourth Street

Cincinnati, Ohio 45202

9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Voting Agreement and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Voting Agreement or any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

COMMUNITY NATIONAL CORPORATION

By	/s/ Carolyn L. Bradford
Name:	Carolyn L. Bradford
Title:	Chief Executive Officer

NB&T FINANCIAL GROUP, INC.

By	/s/ John J. Limbert
Name:	John J. Limbert
Title:	President, Chief Executive Officer

EXHIBIT A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of             , 2009, by and among NB&T Financial Group, Inc., a bank holding company incorporated under Ohio law (“NB&T”), and the undersigned shareholders (collectively, the “Shareholders”) of Community National Corporation, a bank holding company incorporated under Ohio law (“CNC”).

WHEREAS, the Shareholders collectively own [            ] shares of common stock, no par value, of CNC (such common shares, together with all shares of CNC which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);

WHEREAS, NB&T and CNC propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that CNC will merge with and into NB&T pursuant to the Parent Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and

WHEREAS, NB&T and CNC have made it a condition to their entering into the Merger Agreement that the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

Voting of Shares

1.1 Voting Agreement. The Shareholders hereby agree that, during the time this Agreement is in effect, at any meeting of the shareholders of CNC, however called, and in any action by consent of the shareholders of CNC, they shall vote their Shares: (i) in favor of the adoption of the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between CNC or any of its Subsidiaries and any person or entity other than NB&T or any of its Subsidiaries, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CNC under the Merger Agreement or that would result in any of the conditions to the obligations of CNC under the Merger Agreement not being fulfilled. The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder’s capacity as a director of CNC or CNC Bank with respect to any matter.

ARTICLE 2

Representations and Warranties

Each of the Shareholders hereby represents and warrants to NB&T as follows:

2.1 Authority Relative to this Agreement. Each of the Shareholders has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Shareholders and constitutes a legal, valid and binding obligation of each such Shareholder, enforceable against each such Shareholder in accordance with its terms.

2.2 No Conflict.

(a) The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by them will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to them or by which the Shares are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any such Shareholder is a party or by which any such Shareholder or any Shares are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by any Shareholder of his, her or its obligations under this Agreement.

(b) The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by them will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

2.3 Title to the Shares. Each of the Shareholders is the owner of the number and class of Shares specified on Exhibit A hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Exhibit A. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his, her or its Shares except as otherwise specified on Exhibit A.

ARTICLE 3

Additional Covenants

3.1 Transfer of the Shares. Each of the Shareholders hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of NB&T, sell, pledge, transfer, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of

A-2

removing the Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement.

ARTICLE 4

Miscellaneous

4.1 Termination. This Agreement shall terminate on the earlier to occur of (i) the date of consummation of the Merger and (ii) the date of termination of the Merger Agreement for any reason whatsoever.

4.2 Specific Performance. The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that NB&T shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

4.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

4.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

4.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

4.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

4.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

A-3

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS	NB&T FINANCIAL GROUP, INC.

By:
[Name]	Name:
Title:

[Name]

[Name]

EXHIBIT A

Name	Common Shares

Total